SUBSIDIARIES OF THE REGISTRANT

         The companies listed below are wholly owned by Tel-Save Holdings, Inc. and are included in its consolidated financial statements.


          NAME                               JURISIDICTION OF INCORPORATION
Tel-Save, Inc.                                      Pennsylvania
Emergency Transport Corp.                           Delaware
(formerly TS Investment Corporation)

         In addition to doing business under its own name, Tel-Save, Inc. also does business under the names Tel-Save, Inc. of Pennsylvania, Pennsylvania Tel-Save, Inc., The Phone Company, The Phone Company of New Hope, Network
Services of New Hope, Group Network Services, Inc. and Network Services of Pennsylvania.